EXHIBIT 99.1

Synvista Therapeutics, Inc.	221West Grand Avenue, Montvale, NJ 07645 (201) 934-5000 • Fax: (201) 934-8880 www.synvista.com

Company Contact:	Investor Relations Contact:
Synvista Therapeutics, Inc.	Lippert/Heilshorn &
Associates, 201-934-5000	212-838-3777
ir@alteon.com	Emmanuelle Ferrer
(eferrer@lhai.com)
Kim Sutton Golodetz
(kgolodetz@lhai.com)

SYNVISTA THERAPEUTICS APPOINTS CARL M. MENDEL, M.D. VICE PRESIDENT,
CLINICAL DEVELOPMENT AND CHIEF MEDICAL OFFICER

MONTVALE, NJ (October 1, 2007) - Synvista Therapeutics, Inc. (AMEX: SYI) announces the appointment of Carl M. Mendel, M.D., 53, to the position of Vice President, Clinical Development and Chief Medical Officer, effective immediately. Dr. Mendel will be responsible for the clinical stage development of the Company’s lead products.

Dr. Mendel brings 15 years of experience in the pharmaceutical industry, successfully directing development programs in metabolism, obesity, cardiovascular, abuse potential, oncology, virology and other therapeutic areas. During his career, Dr. Mendel has been responsible for early and late-stage clinical development programs and has led several development partnerships. He also has experience with in-licensing and regulatory filings.

“Carl will work closely with the clinical staff and will continue to drive the long-term growth of our development programs,” said Noah Berkowitz, M.D., Ph.D., President and Chief Executive Officer of Synvista Therapeutics. “Carl’s expertise as an endocrinologist and clinical development executive makes him an ideal choice to lead Synvista’s exciting clinical programs focused on targeted therapy for cardiovascular disease and diabetes. As a senior development executive most recently at sanofi-aventis, Carl has had his pulse on the clinical and regulatory requirements for successful licensing and drug approval candidates.”

“I look forward to working with Synvista in the coming months and collaborating with everyone on the novel approaches to treating diabetics and other patients with cardiovascular disease,” said Dr. Mendel. “This is a remarkable opportunity to fulfill the promise of personalized medicine in an enormous and rapidly growing patient population.”

Prior to joining Synvista, Dr. Mendel was Vice President of Metabolism Projects at sanofi-aventis. From 2001 to 2004, he was Senior Director and Global Project Team Leader at Aventis Pharmaceuticals. Prior to that, he was at Knoll Pharmaceutical Company starting in 1996 as Director of Endocrinology and later becoming Global Head of Clinical Pharmacology. While at Knoll, he also headed up the Endocrine R&D Clinical Group for two years and Thyroid Medical Affairs for one year. Prior to that, he was Associate Director in Clinical Pharmacology at Merck and Company from 1993 to 1996. Before joining the pharmaceutical industry, Dr. Mendel held several positions with the University of California at San Francisco including Research Fellow in the Cardiovascular Research Institute, and, later, Assistant Professor in the Department of Medicine. He received his M.D. from the University of California at San Diego and his B.A. from Columbia University.

About Synvista Therapeutics

Synvista Therapeutics is a biopharmaceutical company developing small molecule drugs to treat and prevent cardiovascular disease and to treat nephropathy in people with diabetes. The Company has identified several product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets. The Company's portfolio includes orally bioavailable, organoselenium mimics of glutathione peroxidase. These compounds metabolize lipid peroxides and have the potential to limit myocardial damage subsequent to a myocardial infarction. Synvista Therapeutics' lead compound for that program, ALT-2074, is in Phase 2 clinical trials. The Company also has rights to the use of haptoglobin characterization. Synvista is developing a clinical diagnostic test that can be used to identify patients at high risk for cardiovascular complications of diabetes and other diseases.

Synvista Therapeutics also is developing alagebrium, a proposed breaker of AGEs for the treatment of diastolic heart failure. This disease represents a rapidly growing market of unmet medical need, particularly common among diabetic patients. Alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. Alagebrium has been tested in approximately 1,000 patients in multiple Phase 1 and Phase 2 clinical trials, allowing Synvista Therapeutics to assemble a sizeable human safety database. For more information, please visit the Company’s website at www.synvista.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the events described in this press release, future clinical development of Synvista Therapeutics’ product candidates, and other risks identified in Synvista Therapeutics' filings with the Securities and Exchange Commission. Further information on risks faced by Synvista are detailed under the caption "Risk Factors" in Synvista Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2006. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Synvista Therapeutics undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.